CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.19.3

BOARD FILE NO. LAA-8613C

RESOLUTION NO. 26355

LAX

Van Nuys

City of Los Angeles

Eric Garcetti
Mayor

Board of Airport
Commissioners

Sean O. Burton

President

Valeria C. Velasco

Vice President

Jeffery J. Dear

Gabriel L. Eshaghian

Beatrice C. Hsu

Thomas S. Sayles

Dr. Cynthia A. Telles

Deborah Flint

Chief Executive Officer

BE IT RESOLVED that the Board of Airport Commissioners approved Third Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Airports, LLC at Los Angeles International Airport to add up to 30,000 square feet of concession space in the Midfield Satellite Concourse to the premises, as referenced in the Board-adopted staff report attached hereto and made part hereof; and

BE IT FURTHER RESOLVED that the Board of Airport Commissioners authorized the Chief Executive Officer to execute the Third Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Airports, LLC upon approval as to form by the City Attorney and approval of the Los Angeles City Council; and

BE IT FURTHER RESOLVED that this contract is exempt from City Charter Section 371(e)(10), and that City Charter Section 372 is satisfied in that a competitive proposal is not reasonably practicable and compatible with the City’s interest; and

BE IT FURTHER RESOLVED that the issuance of permits, leases, agreements, gate and space assignments, and renewals, amendments or extensions thereof, or other entitlements granting use of existing airport facilities or its operations is exempt from the requirements of the California Environmental Quality Act (CEQA) pursuant to Article III Class 1(18)(c) of the Los Angeles City CEQA Guidelines; and

BE IT FURTHER RESOLVED that actions taken on this item by the Board of Airport  Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606.

o0o

I hereby certify that this Resolution No. 26355
is true and correct, as adopted by the Board of
Airport Commissioners at its Regular Meeting
held on Thursday, October 5, 2017.

Sandra J. Miller — Secretary

BOARD OF AIRPORT COMMISSIONERS

Approved by City Council on November 8, 2017

1 World Way Los Angeles California 90045-5803 Mail P.O. Box 92216 Los Angeles California 90009-2216 Telephone 310 646 5252 Internet www.lawa.aero

Los Angeles World Airports

Item Number here 7

REPORT TO THE BOARD OF AIRPORT COMMISSIONERS

Approved by: Dave Jones, Director, Airline Property and Concession Services

Reviewed by: Debbie Bowers, Chief Commercial Officer

City Attorney

Deborah Flint – Chief Executive Officer

Meeting Date: 10/5/2017

CAO Review: ☐ Completed ☒ Pending ☐ N/A

Reviewed for	Date	Approval Status	By
Finance	6/14/2017	☒Y ☐ N ☐ NA	RW
CEQA	5/30/2017	☒Y ☐ N	AE
Procurement	9/15/2017	☒Y ☐N ☐ Cond	MT
Guest Experience	6/29/2017	☒Y ☐N	BY

SUBJECT: Approval of a Third Amendment to the Terminal Commercial Management Concession Agreement with Westfield Airports, LLC at Los Angeles International Airport

Approve the Third Amendment to the Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Airports, LLC at Los Angeles International Airport to add up to 30,000 square feet of concession space in the Midfield Satellite Concourse to the Premises and generate a minimum of [**]

RECOMMENDATIONS:

Management RECOMMENDS that the Board of Airport Commissioners:

1.	ADOPT the Staff Report.

2.	DETERMINE that this action is exempt from the California Environmental Quality Act (CEQA) pursuant to Article III, Class 1 (18)(c) of the Los Angeles City CEQA Guidelines.

3.	APPROVE the Third Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Airports, LLC.

4.	FIND that this contract is exempt from City Charter Section 371(e)(10), and that City Charter Section 372 is satisfied in that a competitive proposal is not reasonably practicable and compatible with the City’s interest.

Westfield 3rd Amendment (LAA- 8613): MSC

5.	AUTHORIZE the Chief Executive Officer to execute the Third Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Airports, LLC upon approval as to form by the City Attorney and approval of the Los Angeles City Council.

DISCUSSION:

1.	Purpose

Provide concession services in the Midfield Satellite Concourse (MSC) of the Tom Bradley International Terminal (TBIT).

2.	Prior Related Actions
●	January 23, 2012 - Board Resolution 24670

The Board of Airport Commissioners (Board) approved the award of Terminal Commercial Manager (TCM) Concession Agreement No. LAA-8613 (Agreement) to Westfield Concession Management, LLC (Westfield) for a term of 17-years, comprised of a two-year development period and a 15-year operating period, that required Westfield to develop, lease, and manage convenience retail, specialty retail, food and beverage, and certain passenger services in TBIT and Terminal 2, plus an option to redevelop the Theme Building.

●	January 15, 2015 - Board Resolution 25616

The Board approved the First Amendment to the Agreement to extend the term for premises in TBIT by three years and at Terminal 2 for six months, and remove the option to redevelop the Theme Building. On November 19, 2015, Los Angeles World Airports (LAWA) consented to TCM’s name change from Westfield Concession Management, LLC to Westfield Airports, LLC.

●	April 21, 2016 — Board Resolution 25936

The Board approved the Second Amendment to the Agreement to extend the term for the premises in Terminal 2 for two years and six months, added the maintenance of Custom Architectural Features, and updated administrative terms.

3.	Current Action

The MSC is being developed as a new concourse connected to TBIT and located to the west of existing TBIT concourses. Construction activities for the MSC began on February 27, 2017, and is planned to open at the end of fourth quarter 2019. The new concourse will have 750,000 square-feet of public area and hold room space, 12 new gates and approximately 45,400 square-feet of concession space. The airlines that will operate in the MSC and the resulting international and U.S. domestic passenger mix is still being determined.

As a part of the facilities, the following concession spaces are planned:

Westfield 3rd Amendment (LAA- 8613): MSC

Type of Concession Space	# of Units	Approximate Square Footage
Retail	15	14,000
Food & Beverage	14	16,000
Sub-Total: TCM Concession Space	29	30,000
Food & Beverage Seating	4	8,500
Duty Free	1	6,800
Currency Exchange	1	100
Sub-Total: Misc. Space	6	15,400
Total: Square Footage	35	45,400

There is currently unoccupied and unreserved Food and Beverage and Retail concession space totaling approximately 30,000 square feet within the MSC. The Third Amendment amends the Agreement to add this space to Westfield’s premises. The Third Amendment would also add up to 8,500 square feet of Food & Beverage Seating, which will be common area space, maintained by Westfield, in which passengers can sit, dine, rest and relax.

LAWA evaluated whether a competitive bidding process was reasonably practicable and compatible with the City’s interest and found that the use of competitive bidding would be undesirable and impractical, consistent with Los Angeles City Charter Sections 371 (e)(10) and 372. Adding the MSC space to the Agreement premises will result in less cost to LAWA for development, ongoing maintenance and concession operations and staffing resources. As described below, Westfield has agreed to take up to 30,000 square feet without raising the current management fee or deducting the $[**] improvement allowance, i.e. no additional cost to LAWA, but accepting the minimum annual guarantee per square foot for the additional space. Furthermore, including Westfield in the initial MSC planning and development leverages the specific value-add benefits of the TCM model for recommendations on the design, retail category mix and concession seating opportunities.

Moreover, staff expects Westfield to implement concept, financial and operational strategies that will provide a balance between the new MSC and the existing TBIT concessionaires, given that a majority of all passengers will flow through the TBIT core prior to reaching the MSC. Westfield will have the operational flexibility between the MSC and TBIT facilities to create efficiencies and make adjustments to the sales strategy during the entire passenger journey. Uncertainty about airlines that will use the MSC gates and the resulting undefined future sales in the MSC may cause concessionaires, including small/new entrant businesses, to be reluctant to invest required capital in MSC locations. The TCM model allows flexibility in modeling concession agreements, giving Westfield the tools to design agreements that provide more certainty to concessionaires, in particular to small/ACDBE businesses and new entrants, reducing risk and encouraging investment and development in the MSC. In addition, not all locations are required to be opened initially to allow for construction and openings to be phased appropriately and provide better revenue results and guest experience as the terminal becomes more populated.

Westfield 3rd Amendment (LAA- 8613): MSC

PROPOSED AMENDMENT TERMS
Term: Commencement Expiration	No Change — March 1, 2012 No Change — January 31, 2032
Premises: (Concession space units)	Total: Up to 99,672 Square Feet (SF) Existing (69,672 SF) plus MSC (up to 30,000 SF)
City Charge:	● The City will charge TCM for space preparation and logistical work performed in connection with the construction of the premises to shell condition, up to an amount not to exceed [**] ● [**]

Action Requested

Staff requests the Board approve the Third Amendment to the Agreement and authorize the Chief Executive Officer to execute the Third Amendment after approval as to from by the City Attorney and upon approval by the Los Angeles City Council.

Fiscal Impact

Approving this Amendment will result in no additional cost to LAWA and will generate a minimum of [**] in additional revenue per year and approximately [**] in additional revenue over the term.

4.Alternatives Considered

●	Select a TCM for the MSC using a competitive process

Base building development for the MSC began ground construction in February 2017. The base building team stressed the urgency of having coordination discussions by the second quarter of 2017 to ensure uniform and complimentary planning. Going through a competitive bid process would delay coordination activities for at least nine months and additional delays are foreseen for new developers or concessionaries due to lack of familiarity with the City process and diminished ability to navigate a complicated construction process. An amendment of the Westfield TCM Agreement, to include the MSC, will ensure that critical development and operation timelines are met resulting in time and cost savings to LAWA.

Westfield 3rd Amendment (LAA- 8613): MSC

●	Award direct agreements for each concession unit at the MSC

Awarding direct agreements to individual concessionaires at the MSC will result in time delays, additional cost and diminished ability of LAWA to provide a cohesive concessions program at TBIT. This option will increase the investment risk for potential proposers, especially small business endeavors and ACDBE operators.

APPROPRIATIONS:

No appropriations are requested for this item.

STANDARD PROVISIONS:

1.

The issuance of permits, leases, agreements, gate and space assignments, and renewals, amendments or extensions thereof, or other entitlements granting use of existing airport facilities or its operations is exempt from the requirements of the California Environmental Quality Act (CEQA) pursuant to Article III, Class 1 (18)(c) of the Los Angeles City CEQA Guidelines.

2.	This agreement will be approved as to form by the City Attorney.
3.	Actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606.
4.	Westfield is required by contract to comply with the provisions of the Living Wage Ordinance.
5.

Procurement Services Division has reviewed this action (File #5124) and established the following ACDBE goals: Food /Beverage - 25%; Retail - 20%. Westfield proposed 25% ACDBE participation for Food /Beverage and 20% ACDBE participation for Retail. Westfield has achieved 24.56% ACDBE participation for Food /Beverage and 24.98% ACDBE participation for Retail to date.

6.	Westfield is required by contract to comply with the provisions of the Affirmative Action Program.
7.	Westfield has been assigned Business Tax Registration Certificate number 0002573628- 0001 -4.
8.	Westfield is required by contract to comply with the provisions of the Child Support Obligations Ordinance.
9.	Westfield has approved insurance documents, in the terms and amounts required, on file with the Los Angeles World Airports.
10.	Pursuant to Charter Section 104 (g) staff determined that airport concession agreements are exempt from the provisions of Charter Section 1022 (Use of Independent Contractor).

Westfield 3rd Amendment (LAA- 8613): MSC

11.	Westfield has submitted the Contractor Responsibility Program Pledge of Compliance and will comply with the provisions of the Contractor Responsibility Program.
12.	Westfield has been determined by Public Works, Office of Contract Compliance to be in compliance with the provisions of the Equal Benefits Ordinance.
13.	Westfield will be required to comply with the provisions of the First Source Hiring Program for all non -trade Airport jobs.
14.	Westfield has submitted the Bidder Contributions CEC Form 55 and will comply with its provisions.

Westfield 3rd Amendment (LAA- 8613): MSC

Board File
No. LAA-B613C

THIRD AMENDMENT TO LOS ANGELES INTERNATIONAL AIRPORT TERMINAL
COMMERCIAL MANAGEMENT CONCESSION AGREEMENT FOR THE TOM
BRADLEY INTERNATIONAL TERMINAL AND TERMINAL 2 AT LOS ANGELES
INTERNATIONAL AIRPORT BETWEEN THE CITY OF LOS ANGELES AND
WESTFIELD AIRPORTS, LLC

This Third Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and the Tom Bradley International Terminal at Los Angeles International Airport, between the City of Los Angeles and Westfield Airports, LLC (“Third Amendment”), is made and entered into this 13th day of November, 2017 (“Effective Date of Third Amendment”), at Los Angeles, California by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (hereinafter referred to as “City”), acting by order of and through its Board of Airport Commissioners (hereinafter referred to as “Board”) and WESTFIELD AIRPORTS, LLC (“Westfield” or “TCM”), a Delaware limited liability company, concerning the amendment of the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and the Tom Bradley International Terminal (“TBIT”), LAA-8613, dated March 1, 2012, between the City and TCM.

RECITALS

WHEREAS, on March 1, 2012, City and TCM entered into the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and TBIT, LAA-8613; and

WHEREAS, a First Amendment to the Agreement was entered into on July 9, 2015 (“First Amendment”); and

WHEREAS, a Second Amendment to the Agreement was entered into on June 3, 2016 (“Second Amendment”) (the Agreement, First Amendment and Second Amendment are all collectively referred to as “Agreement”) ; and

WHEREAS, Westfield currently occupies space in Terminal 2 and TBIT pursuant to the Agreement; and

WHEREAS, there are available concession spaces within the Midfield Satellite Concourse; and

WHEREAS, the parties hereto desire to amend said Agreement,

NOW, THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

Amendment Section 1.All references to “Executive Director” in the Agreement shall be changed to “Chief Executive Officer” and the same shall be the equivalent of “General Manager” of the Department of Airports in the Los Angeles City Charter.

Amendment Section 2.The following is hereby added as Section 1.1.1 to the Agreement:

1.1.1   As of the Effective Date of Third Amendment, (i) TCM shall, at TCM’s sole cost and expense and to the full satisfaction of the Chief Executive Officer, be responsible for the planning, design and development of the food & beverage, retail, and certain other concession spaces in specified locations in the Midfield Satellite Concourse, as more particularly identified in this Agreement and as more particularly set forth below. The Midfield Satellite Concourse is sometimes referred to in this Agreement as “MSC” or “Midfield”; (ii) subject to the provisions that are not applicable to the MSC, TBIT, Terminal 2 and the MSC are individually referred to as a “Facility” and collectively referred to herein as the “Facilities”; and (iii) all references to “Facility” and “Facilities” in the Agreement will hereinafter refer to TBIT, Terminal 2 and the MSC.

Amendment Section 3.Section 1.2, “Concession Location Areas”, of the Agreement is hereby amended and restated as follows:

1.2    Concession Location Areas. Exhibits A-1, A-2, A-3, A-4, A-5, A-6 attached to the Agreement, and A-8 attached to this Third Amendment, set forth a description of the areas within the Airport which may be made available to TCM under this Agreement to operate as terminal commercial manager, which areas are referred to herein as “TBIT - Area 1”, “TBIT - Area 2”, “TBIT - Area 3”, “TBIT - Area 4”, “Terminal 2 - Area 5”, “Terminal 2 - Area 6”, and “Midfield Satellite Concourse - Area 8”, respectively (said areas are sometimes referred to herein individually as an “Area” and collectively as the “Areas”). The Areas describe those portions of the Airport which may potentially be developed by TCM to contain concession locations contemplated by this Agreement and for which TCM may potentially act as the terminal commercial manager. TCM acknowledges and agrees that each Area only represents the general area within which the potential Premises (as defined in Section 2.1 below) may be developed pursuant to a Definitive Improvement Plan (as defined in Section 1.3 below) prepared by TCM and approved by the Chief Executive Officer. TCM acknowledges and agrees that this Agreement does not grant any rights to TCM to possess, occupy or otherwise use any of the Areas (or any portion thereof), unless and until a Definitive Improvement Plan has been approved by the Chief Executive Officer with respect to such Area identifying with specificity the actual Premises within such Area and the Chief Executive Officer has issued a Delivery Notice (as defined in Section 1.10 below) with respect to such Premises. TCM further acknowledges that: (i) certain portions of the Areas are to be developed for the use of Airport-wide Concessionaires as Airport-wide Concessions (as such terms are defined in Section 3.5 below); (ii) such areas reserved for Airport-wide Concessions will not become a part of the Premises, but rather will be separately operated pursuant to concession agreements between City and the respective Airport-wide Concessionaires; and (iii) TCM will have absolutely no rights with respect to any revenues derived by City from such Airport-wide Concessions.

Amendment Section 4.Section 1.2.2 of the Agreement, “TCM Proposals for Additional Concession Space”, is hereby modified to provide that the title be deleted in its entirety and replaced with the following:

1.2.2   TCM Proposals for Additional Concession Space in TBIT and Terminal 2.

Amendment Section 5.Section 1.2.2 of the Agreement is hereby modified to provide that the second (2nd) and third (3rd) sentences from the last sentence be deleted in their entirety and replaced with the following:

As a condition precedent to its effectiveness, any such agreement regarding such additional concession space shall be set forth in a written amendment to this Agreement and shall be subject to obtaining approval of the City Council. TCM acknowledges that the foregoing right to first negotiation set forth in this Section 1.2.2 applies only to the specific additional concession space and the specific Permitted Use that has been previously proposed by TCM in a written TCM Additional Space Proposal submitted to City.

Amendment Section 6.The following is hereby added as Section 1.2.3 to the Agreement:

1.2.3   TCM Proposals for Additional Concession Space in the Midfield Satellite Concourse. Based on the City Council’s finding of an exemption from the competitive bidding process because it is not reasonably practicable nor is it compatible with the City’s interests, from the Effective Date of Third Amendment through the Expiration Date of the Agreement, TCM may thereafter submit written proposals to the Chief Executive Officer from time to time thereafter requesting that City consider making available to TCM unoccupied or otherwise unreserved space within the Midfield Satellite Concourse (including in the remaining southern-most portion of the MSC, when and if built, that is not being built under the Midfield Satellite Concourse North Contract, DA-4971 (“Construction Contract”)) for incorporation as a Unit into the premises under this Agreement as additional concession space for a specific proposed Permitted Use (a “TCM Additional MSC Space Proposal”). City shall be under no obligation to consider any such TCM Additional MSC Space Proposal; provided, however, in the event that City decides (in the Chief Executive Officer’s sole discretion) to thereafter make such space identified in such TCM Additional MSC Space Proposal available for the specific Permitted Use identified in such TCM Additional MSC Space Proposal, then City agrees to give TCM written notice of City’s intent to so make such additional concession space available for such purpose. Such written notice by City will define such additional concession space and set forth any additional terms and conditions being proposed by the Chief Executive Officer with respect to the addition of such concession space as a part of the premises under this Agreement. Following receipt of such written notice, TCM and the Chief Executive Officer shall negotiate in good faith for a period of sixty (60) days to attempt to reach mutually agreeable terms and conditions with respect to such additional concession space. Such 60-day negotiation period may be extended by the Chief Executive Officer in his or her sole discretion. In the event that TCM and the Chief Executive Officer are unable to reach mutually agreeable terms and conditions within such negotiation period, then TCM shall have no right to such additional concession space, and City shall be free to offer such additional concession space to other concessionaires on such terms and conditions as the Chief Executive

Officer deems appropriate or to otherwise use such additional concession space for other purposes as the Chief Executive Officer deems appropriate. As a condition precedent to its effectiveness, any such agreement regarding such additional concession space shall be set forth in a written amendment to this Agreement and shall be subject to obtaining approval of the City Council. TCM acknowledges that the foregoing right to first negotiation set forth in this Section 1.2.3 applies only to the specific additional concession space and the specific Permitted Use that has been previously proposed by TCM in a written TCM Additional MSC Space Proposal submitted to City. Nothing in this Section 1.2.3 shall be construed to require City to negotiate with TCM or otherwise make available to TCM any additional concession space within the MSC that is not the subject of a TCM Additional MSC Space Proposal or that is beyond the permitted scope of a TCM Additional MSC Space Proposal, and TCM acknowledges that City may contract directly with present and future concessionaires for such concession space within the MSC without negotiating with or otherwise offering such concession space to TCM. Without limiting the generality of the foregoing sentence, nothing in this Section 1.2.3 or in any other provision of this Agreement shall be construed to require City to negotiate with TCM or otherwise make available to TCM any additional concession space within the MSC that is being made available by City for use as an Airport-wide Concession, and TCM acknowledges that City may contract directly with present and future Airport-wide Concessionaires for concession space within the MSC without negotiating with or otherwise offering such concession space to TCM.

Amendment Section 7.Section 1.3,   “Definitive Improvement Plan”, of the Agreement is hereby amended and restated as follows:

1.3Definitive Improvement Plan. Within the time and manner set forth in this Agreement, TCM, at TCM’s sole cost and expense, shall prepare and deliver to the Chief Executive Officer for review and approval (such approval not to be unreasonably, withheld, conditioned or delayed) a definitive and comprehensive plan for the development, implementation and operation of the potential Premises (containing both concession locations and support areas for concession operations, if any) within each of the Areas (herein, the “Definitive Improvement Plan”). Except as otherwise approved by the Chief Executive Officer (acting in his or her reasonable discretion), each Definitive Improvement Plan shall be a logical progression of the Conceptual Plans attached to this Agreement as Exhibit “B” (the “Conceptual Plan”). Although no Conceptual Plan is attached for MSC — Area 8, the Definitive Improvement Plan for such Area shall provide a Conceptual Plan. Any changes to the Conceptual Plan shall be subject to the approval of the Chief Executive Officer (acting in his or her sole discretion). Except as may be expressly agreed in writing by the Chief Executive Officer or as otherwise expressly set forth in this Agreement, all design and construction work contemplated by any Definitive Improvement Plan shall be performed by, and at the expense of, TCM. Except as to MSC — Area 8, the Conceptual Plan sets forth as to each Area the approximate square footage and location of the Units, TCM Common Areas and TCM Storage Premises (as such terms are defined in Section 2.1 below) that are proposed to become a part of the Premises. Pursuant to the Conceptual Plan, the total approximate square footage of all of the Units within all of the Areas, except MSC-Area 8, is 84,261, the total approximate square footage of all of the TCM Common Areas within all of the Areas is 11,491, and the total approximate square footage of all of the TCM Storage Premises within all of the Areas is 7,549. The total square footage of all of the Units within MSC-Area 8 is up to 30,000 and the total square footage of all of the TCM Common Areas within MSC-Area 8 is up to 8,500.

Amendment Section 8.The following is hereby added as Section 1.4.1 to the Agreement:

1.4.1   Notwithstanding anything to the contrary contained in the Agreement, the Definitive Improvement Plan for the Midfield Satellite Concourse - Area 8 shall include the proposed leasing strategy for the MSC. TCM’s approach to its concessionaire selection process shall include specific strategies to both: (a) provide defined opportunities for existing qualified TBIT concessionaires through a competitive process, and (b) provide opportunities to new, authentic, local entrepreneurs and airport concession disadvantaged business enterprises that brings forth a balance of local, regional, and national brands that are complimentary to those currently planned or operating in TBIT.

Amendment Section 9.Subsection (c) in Section 1.5, “Time for Submission of Definitive Improvement Plan”, of the Agreement is hereby amended and restated as follows:

(c)        All Other Areas. The Definitive Improvement Plan for each of TBIT — Area 3, TBIT — Area 4, Terminal 2 — Area 5 and Terminal 2 — Area 6 shall be submitted to the Chief Executive Officer within the twenty (20) month period following the Effective Date. The Definitive Improvement Plan for the MSC — Area 8 shall be submitted to the Chief Executive Officer within seventy-five (75) days immediately following the Effective Date of Third Amendment.

Amendment Section 10.The following is hereby added as Section 1.8.3.1 to the Agreement:

1.8.3.1   No Initial Non-Premises Improvements for MSC. There will be no Initial Non-Premises Improvements for the MSC, and there will be no improvements made, or construction done, by TCM, including but not limited to its concessionaires, that is outside of TCM’s Premises in the MSC, unless they are ancillary improvements to support only the TCM Initial Premises Improvements.

Amendment Section 11.The following is hereby added as Section 1.9.1 to the Agreement:

1.9.1   Provided that City has timely performed its obligations under this Agreement affecting TCM’s performance, TCM agrees that TCM shall take all necessary and appropriate actions to ensure that approvals of the Definitive Improvement Plan are obtained for the MSC in Exhibit A-8 (“MSC Area”). TCM further acknowledges and agrees that, provided that City has timely performed its obligations under this Agreement affecting TCM’s performance, in the event that TCM fails to obtain DIP Approvals for the MSC Area, within the seventy-five (75) day period immediately following the Effective Date of Third Amendment, then TCM shall have no further right to submit a Definitive Improvement Plan with respect to such Area, and such Area shall no longer be subject to the terms of this Agreement (and TCM shall have no right to act as terminal commercial manager with respect to such Area). The Chief Executive Officer may, in the Chief Executive Officer’s sole discretion, extend such time for the approval of any Definitive Improvement Plan.

Amendment Section 12.The following is hereby added as Section 1.10.2 to the Agreement:

1.10.2   Provided that TCM uses commercially reasonable efforts to comply with its obligations to timely obtain permits, the parties acknowledge and agree that the Delivery Dates, and the development of the MSC Premises, as defined in Section 2.1, shall be as set forth in the DIP Approval for the MSC Areas, including certain Units which will be phased in and delivered pursuant to a Delivery Notice. Except with respect to those Units which are phased in (as set forth in the DIP Approval), TCM shall be required, and shall require its concessionaires, to complete food and beverage and retail concessions at MSC Areas, and cause the same to be open for business to the public and commence regular concessions operations, on or before the date the Midfield Satellite Concourse becomes operational (“Anticipated MSC Opening Date”); provided, however, that the Delivery Date for all of the food and beverage Units occurs at least two hundred (200) days prior to the Anticipated MSC Opening Date, and the Delivery Date for all of the retail Units occurs at least one hundred forty (140) days prior to the Anticipated MSC Opening Date.

Amendment Section 13.Section 2.2, “Primary Term”, of the Agreement is hereby amended and restated as follows:

2.2Primary Term. For purposes of this Agreement, the term “Primary Term” shall mean the period of time that TCM shall operate the Premises as the terminal commercial manager hereunder, which period shall commence for any given portion of the Premises a on the Delivery Date for such portion of the Premises and any associated Storage Space within TBIT, Terminal 2 and the MSC and shall end as to all portions of the Premises on the Expiration Date (unless the term of this Agreement is sooner terminated in accordance with the provisions of this Agreement). For purposes of this Agreement, the term “Expiration Date” shall mean January 31, 2032. No delay in the processing of any Definitive Improvement Plan or delay in the Delivery Date of any portion of the Premises shall extend the Expiration Date. TCM acknowledges and agrees that TCM has absolutely no rights under this Agreement to extend the Primary Term.

Amendment Section 14.The first paragraph of Section 3.2 of the Agreement, “Business and Operations Plan,” is hereby amended and restated as follows:

3.2Business and Operations Plan. TCM shall prepare a detailed plan for the management of the concession operations within the Premises (the “Business and Operations Plan”), which Business and Operations Plan shall at all times be subject to the approval of the Chief Executive Officer as set forth in this Section 3.2, such approval not to be unreasonably withheld, conditioned or delayed. The initial version of the Business and Operations Plan shall be in a form prepared by TCM and approved by the Chief Executive Officer, prior to the Effective Date of this Agreement. Thereafter, the Business and Operations Plan shall be updated by TCM and submitted to the Chief Executive Officer, on an annual basis, no later than March 31st of each year continuing until the day before the Effective Date of the Third Amendment. On the Effective Date of the Third Amendment, the Business and Operations Plan shall be updated by TCM and submitted to the Chief Executive Officer, on an annual basis, no later than October 31st of each year continuing through the end of the Primary Term. The Business and Operations Plan shall be subject to the approval of the Chief Executive Officer each year (which the Chief Executive Officer shall provide within thirty (30) days following submission), and any changes to the Business and Operations Plan as so approved by the Chief Executive Officer that occur during the year shall be subject to the further approval of the Chief Executive Officer in a similar manner. Until such approval is obtained, TCM shall continue to operate under the most recent approved Business and Operations Plan. TCM shall manage the concession operations within the Premises substantially in accordance with the Business and Operations Plan as approved by the Chief Executive Officer. Notwithstanding anything contained in the Business and Operations Plan, in the event of a conflict between the provisions of this Agreement and the provisions of the Business and Operations Plan, the provisions of this Agreement shall control. The contents of the Business and Operations Plan shall include, but not be limited to, the following:

Amendment Section 15.The following is hereby added as subsection “(k)” to Section 3.2 of the Agreement:

(k)Subject to the Laws, TCM shall endeavor to establish a financial program to promote opportunities for small businesses in need of financial assistance to do business in the Airport. The program structure will be mutually agreed upon by the parties, but will likely consist of providing monies to qualifying concessionaires or entering into payment plans for certain monies due to TCM, to assist with the initial buildout of their respective premises, which amounts will be paid back by such concessionaires to TCM over the term of their respective UCAs, along with the applicable interest.

Amendment Section 16.Section 3.2.1 of the Agreement, “Services of TCM”, is hereby modified to provide that the title be deleted in its entirety and replaced with the following:

3.2.1   Services of TCM for Custom Architectural Features in Terminal 2-Area 5.

Amendment Section 17.The following is hereby added as Section 3.9.2 to the Agreement:

3.9.2   TCM hereby acknowledges that the Premises for the MSC — Area 8 are being constructed to a pre-defined shell condition by City as described in Midfield Satellite Concourse North (DA-4971) Issue for Construction Documents, dated July 13, 2017 (herein, the “MSC Shell Condition”), and shall be delivered to TCM in such MSC Shell Condition, and except as otherwise provided herein shall be accepted by TCM “as is” in such MSC Shell Condition. Any subsequent additional space preparation scope or TCM Initial Premises Improvements, including design, construction coordination and logistics, performed by City in addition to the MSC Shell Condition will be outlined in the Definitive Improvement Plan for MSC — Area 8, including the extent and scope of ancillary improvements to support only TCM Initial Premises Improvements. Any development of the TCM Initial Premises Improvements for MSC — Area 8 will be in accordance with the DIP Approval for MSC — Area 8 and the City may charge TCM for such alterations and/or revisions to the MSC Shell Condition (“City Charge”) provided such City Charge shall not exceed [**]. While the parties acknowledge and agree that TCM shall be entitled to collect up to [**] of the City Charge through reimbursement from its Concessionaires, in no event shall such concessionaire reimbursement exceed [**] “Reimbursement Cap”). In the event that the City Charge is less than the Reimbursement Cap, such savings shall be allocated between TCM, [**] and its Concessionaires, [**] TCM will pay the City Charge in a single, lump sum payment within sixty (60) days following receipt of documents from the City evidencing actual costs expended for any alterations and/or revisions to the MSC Shell Condition, and in accordance to the DIP Approval for MSC —Area 8; however, in no event shall payment of the City Charge occur prior to the MSC Anticipated Opening Date. Upon three (3) days’ prior notice to TCM’s project manager, which may be verbal, TCM shall attend final walk through inspections with the City’s project construction manager and the parties shall in good faith identify any failure of the Premises to conform to the MSC Shell Condition. City shall be responsible for correcting or shall require the correction of any failure of the Premises to conform to the MSC Shell Condition as so identified by the parties in good faith. Nothing in the Agreement shall be construed to grant to TCM any right to interfere with or delay City’s (or its contractor’s) Construction Contract as contemplated herein, and TCM agrees to cooperate with City and its contractors in all reasonable respects.

Amendment Section 18.Section 4.1.2.3 of the Agreement, “Conversion to Base Minimum Dollar MAG,” is hereby deleted in its entirety.

Amendment Section 19.Section 4.1.2.4, “Chief Executive Officer Authority to Adjust Square Footage”, of the Agreement is hereby renumbered, amended and restated as follows:

[**]

Amendment Section 20.Section 4.1.3 of the Agreement, “Percentage Rent”, is hereby modified to provide that the fourth (4th) sentence is deleted in its entirety and replaced with the following:

[**]

Amendment Section 21.Section 4.10.4 of the Agreement is hereby modified to provide that the last sentence be deleted in its entirety and replaced with the following:

[**]

[**]

Amendment Section 22.[**]

[**]

[**]

[**]

[**]

4.11.1.1[**]

[**]

[**]

[**]

[**]

[**]

Amendment Section 23.Section 7.6 of the Agreement is hereby modified to provide that the first (1st) sentence be deleted in its entirety and replaced with the following:

7.6Mid-Term Refurbishment. TCM shall plan for and cause the completion of the refurbishment of the Premises (excluding the MSC) in the manner set forth in this Section 7.6 (the “Mid-Term Refurbishment”) no later than June 30, 2025 (the “Mid-Term Refurbishment Completion Date”).

Amendment Section 24.Exhibit G (Insurance Requirements for Los Angeles World Airports) in Section 13.3 of the Agreement is hereby replaced with Exhibit G-1, attached to this Third Amendment.

Amendment Section 25.The following is hereby added as Section 16.48 to the Agreement:

16.48 California Civil Code Section 1938 Disclosure; TCM’s Responsibility for Required Repairs or Alterations. The Premises have not undergone an inspection by a Certified Access Specialist (CASp). The following statement is hereby included in this Agreement:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

The parties hereby mutually agree that any inspection by a CASp shall be performed at TCM’s sole cost and expense and at a time reasonably satisfactory to City. The parties hereby mutually agree that any and all repairs or alterations necessary to correct violations of construction-related accessibility standards within the Premises and the Premises shall be performed by TCM at TCM’s sole cost and expense. The parties acknowledge and agree that, notwithstanding any presumption set forth in California Civil Code Section 1938, TCM shall be solely responsible and liable to make any and all repairs or alterations necessary to correct violations of construction-related accessibility standards in any CASp inspection report. TCM hereby agrees that, to the fullest extent permitted by law, TCM shall treat any inspection by a CASp and the CASp inspection report as strictly confidential and shall not disclose the content of any such inspection report, except as necessary for TCM to complete repairs and corrections of violations of construction-related accessibility standards. TCM acknowledges that TCM’s obligations set forth in this Section are in addition to (and not in lieu of) TCM’s obligations regarding compliance with the ADA and construction related accessibility standards set forth elsewhere in this Agreement (including, without limitation, Section 5.11 and 16.10, and Articles VII and VIII), and nothing in this Section shall be construed to limit or diminish TCM’s obligations set forth elsewhere in this Agreement.

Amendment Section 26.The following is hereby added as Section 16.49 to the Agreement:

16.49 Iran Contracting Act, 2010. In accordance with California Public Contract Code Sections 2200-2208, all persons entering into or renewing contracts with City for goods or services estimated at one million ($1,000,000) or more are required to complete, sign and submit the Iran Contracting Act of 2010 Compliance Affidavit attached herein as Exhibit Q. TCM’s compliance with the terms of the Iran Contracting Act of 2010 is made a requirement and condition of the Agreement.

Amendment Section 27.The Basic Information of the Agreement is hereby amended and restated to conform with the provisions of this Third Amendment, to the extent that the provisions in the Basic Information have been modified by the provisions of this Third Amendment.

Amendment Section 28. The applicable Business and Operations Plan of the Agreement shall be submitted to conform with the provisions of this Third Amendment, to the extent that the provisions in the applicable Business and Operations Plan should be modified in accordance with the provisions of this Third Amendment.

Amendment Section 29.The parties hereby represent and covenant to the other, to the best of their knowledge, without independent inquiry, as follows: (1) neither party is in default in the performance of any of the terms or provisions of the Agreement; (2) neither party has nor claims any setoffs or credits against the payment of Rent or other amounts payable to the other under the Agreement; and (3) the parties shall be entitled to rely on the accuracy of the foregoing representation and covenants, and each party hereby releases the other from any claims relating to the foregoing matters.

Amendment Section 30.TCM hereby re-certifies all of its representations and warranties under Section 16.42 of the Agreement, including all of its subsections.

Amendment Section 31.Except as specifically provided herein, this Third Amendment shall not in any manner alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto, under, or by reason of said Agreement, as amended.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, City has caused this Third Amendment to be executed on its behalf by the Chief Executive Officer, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

Approved as to form:		CITY OF LOS ANGELES

MICHAEL N. FEUER,
City Attorney

By:
Chief Executive f fficer, City of Los
By:			Angeles, Department of Airports
Deputy/ City Attorney

Date:	October 6, 2017

WESTFIELD AIRPORTS, LLC	WESTFIELD AIRPORTS, LLC
a Delaware limited liability company	a Delaware limited liability company

By:	By:
Signature	Signature

Print Name	Print Name

Chief Financial Officer	Senior Executive Vice President
Title	Title

(ACKNOWLEDGEMENT OF GUARANTOR FOLLOWS)

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, Westfield America, Inc., a Missouri corporation (herein, “Guarantor”), hereby represents, acknowledges, and agrees as follows: (1) Guarantor has reviewed the foregoing Third Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and TBIT, between the City of Los Angeles and Westfield Airports, LLC (“TCM”) (the “Third Amendment”), concerning the amendment of the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and TBIT, LAA-8613, dated March 1, 2012, between the City of Los Angeles and TCM (hereinafter “Agreement”); (2) Guarantor is the guarantor of TCM’s obligations under the Agreement pursuant to that certain Guaranty Agreement executed concurrently with the execution of the Agreement (the “Guaranty”); (3) Guarantor approves of TCM’s execution of the Third Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the Agreement as amended and modified by the Third Amendment. This Acknowledgement of Guarantor has been executed as of the date of execution of the Third Amendment by TCM.

“GUARANTOR”

WESTFIELD AMERICA, INC.	WESTFIELD AMERICA, INC
a Missouri corporation	INC. a Missouri corporation

By:		By:
	Signature		Signature

	Print Name		Print Name

	Chief Financial Officer		Senior Executive Vice President
	Title		Title

INSURANCE REQUIREMENTS FOR LOS ANGELES WORLD AIRPORTS

NAME:	WESTFIELD AIRPORTS, LLC
AGREEMENT / ACTIVITY:	Terminal Commercial Manager for Terminal 2, TBIT, and the Midfield Satellite Concourse (MSC) at LAX.
LAWA DIVISION:	Commercial Development Group

The insured must maintain insurance coverage at limits normally required of its type operation; however, the following coverage noted with an “X” are the minimum required and must be at least the level of the Combined Single Limits indicated.

LIMITS
(X) Workers’ Compensation (Statutory)/Employer’s Liability	Statutory
(X) Broad Form All States Endorsement
(X) Voluntary Compensation Endorsement
(X) Waiver of Subrogation, specifically naming LAWA
(Please see attached supplement)

(X) Automobile Liability - covering owned, non-owned & hired auto	$10,000,000 CSL

(X) Aviation/Airport or Commercial General Liability, including the following coverage:	$10,000,000 CSL
(X) Premises and Operations
(X) Contractual (Blanket/Schedule)
(X) Independent Contractors
(X) Products /Completed Operations
(X) Broad Form Property Damage
(X) Personal Injury
(X) Additional Insured Endorsement, specifically naming LAWA
(Please see attached supplement).
( ) Hangarkeepers Legal Liab. (At least at a limit of liability of $1 million)
(X) Property Insurance
90% Co-Ins. ( )Actual Cash Value (X)Replacement Value ( )Agreed Amt.
(X) Covering company’s improvements, w/waiver of subrogation	Value of Improvements
(Including building structure, if applicable)
(Department does not insure company’s improvements)
(X) All Risk Coverage
(X) Fire & Basic Causes of Loss Form, including sprinkler leakage
(X) Vandalism and Malicious Mischief
(X) Debris Removal
(X) Builder’s Risk Insurance - (All Risk Coverage)
Required if property or building ultimately revert to City

Coverage for Hazardous Substances
*** Must meet contractual requirements	$***

INSURANCE COMPANIES WHICH DO NOT HAVE AN AMBEST RATING OF A- OR BETTER, AND HAVE A MINIMUM FINANCIAL SIZE OF AT LEAST 4, MUST BE REVIEWED FOR ACCEPTABILITY BY EXECUTIVE DIRECTOR.

PLEASE RETURN THIS FORM WITH EVIDENCE OF INSURANCE

EXHIBIT G-1

INSURANCE REQUIREMENTS FOR LOS ANGELES WORLD AIRPORTS
(SUPPLEMENT)

The only evidence of insurance accepted will be either a Certificate of Insurance and/or a True and Certified copy of the policy. The following items must accompany the form of evidence provided:

●Endorsements:
1,Workers Compensation Waiver of Subrogation Endorsement
(WC 04 03 06 or similar)
2,General Liability Additional Insured Endorsement
(ISO Standard Endorsement)

****All endorsements must specifically name in the schedule:

The City of Los Angeles, Los Angeles World Airports, its Board, and all of its officers, employees and agents.

A BLANKET/AUTOMATIC ENDORSEMENT AND/OR LANGUAGE ON A

CERTIFICATE OF INSURANCE IS NOT ACCEPTABLE.

●	A typed legible name of the Authorized Representative must accompany the signature on the Certificate of Insurance and/or the True and Certified copy of the policy.

EXHIBIT G-1

IRAN CONTRACTING ACT OF 2010 COMPLIANCE AFFIDAVIT
(California Public Contract Code Sections 2200-2208)

The California Legislature adopted the Iran Contracting Act of 2010 to respond to policies of Iran in a uniform fashion (PCC § 2201(q)). The Iran Contracting Act prohibits bidders or contractors engaged in investment activities in Iran from bidding on, submitting proposals for, or entering into or renewing contracts with public entities for goods and services of one million dollars ($1,000,000) or more (PCC § 2203(a)). A bidder or contractor who “engages in investment activities in Iran” is defined as either:

1.	A bidder or contractor providing goods or services of twenty million dollars ($20,000,000) or more in the energy sector of Iran, including provision of oil or liquefied natural gas tankers, or products used to construct or maintain pipelines used to transport oil or liquefied natural gas, for the energy sector of Iran; or
2.	A bidder or contractor that is a financial institution (as that term is defined in 50 U.S.C. § 1701) that extends twenty million dollars ($20,000,000) or more in credit to another person, for 45 days or more, if that person will use the credit to provide goods or services in the energy sector in Iran and is identified on a list created by the California Department of General Services (DGS) pursuant to PCC § 2203(b) as a person engaging in the investment activities in Iran.

The bidder or contractor who proposes to enter into or renew a contract shall certify that at the time of submitting a bid for new contract or renewal of an existing contract, he or she is not identified on the DGS list of ineligible businesses or persons and that the bidder or contractor is not engaged in investment activities in Iran in violation of the Iran Contracting Act of 2010.

California law establishes penalties for providing false certifications, including civil penalties equal to the greater of $250,000 or twice the amount of the contract for which the false certification was made; contract termination; and three-year ineligibility to bid on contracts (PCC § 2205).

To comply with the Iran Contracting Act of 2010, the bidder or contractor shall complete and sign ONE of the options shown below.

OPTION #1: CERTIFICATION

I, the person named below, certify that I am duly authorized to execute this certification on behalf of bidder or contractor, or financial institution identified below, and that the bidder or contractor, or financial institution identified below, is not on the current DGS list of persons engaged in investment activities in Iran and is not a financial institution extending twenty million dollars ($20,000,000) or more in credit to another person or vendor, for 45 days or more, if that other person or vendor will use the credit to provide goods or services in the energy sector in Iran and is identified on the current DSG list of persons engaged in investment activities in Iran.

Westfield Airports, LLC,
a Delaware Limited liability Company

By:
Authorized Signature

Print Name

Senior Executive Vice President
Title

1

EXHIBIT Q

OPTION #2: EXEMPTION,

Pursuant to PCC § 2203(c) and (d), a public entity may permit a bidder or contractor, or financial institution engaged in investment activities in Iran, on a case-by-case basis to be eligible for, or to bid on, submit a proposal for, or enter into, or renew, a contract for goods and services. If the bidder or contractor, or financial institution identified below has obtained an exemption from the certification requirement under the Iran Contracting Act of 2010, the bidder or contractor, or financial institution shall complete and sign below and attach documentation demonstrating the exemption approval.

Westfield Airports, LLC,
a Delaware Limited Liability Company

By:
Authorized Signature

Print Name

Title

2

EXHIBIT Q